Adcock Ingram Holdings Limited

(Incorporated in the Republic of South Africa)

Registration number 2007/016236/06

Share code: AIP

ISIN: ZAE000123436

(“Adcock Ingram” or “the Company”)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF APPLICABLE LAW OR REGULATION

DISTRIBUTION OF CIRCULAR TO ADCOCK INGRAM SHAREHOLDERS IN RESPECT OF A SCHEME OF ARRANGEMENT

All terms in upper case in this announcement that are not defined herein shall bear the same meanings to those set out in the Circular.

1. Introduction

Adcock Ingram shareholders are referred to the announcement released on the Stock Exchange News Service (“SENS”) of the JSE Limited on Friday, 15 November 2013 and published in the South African press on Monday, 18 November 2013 relating to a firm intention by CFR Pharmaceuticals S.A. (“CFR”) to make an offer to acquire 100% of the issued share capital of Adcock Ingram, other than the issued “A” and “B” ordinary share capital of Adcock Ingram and any ordinary shares held by subsidiaries of the Company, by way of a scheme of arrangement (“the Scheme”).

2. Distribution of the Circular

The combined circular to Adcock Ingram shareholders containing details of the Scheme (“the Circular”) incorporating notices of meetings of Adcock Ingram Shareholders to approve the Scheme, forms of proxy and an election, surrender and transfer form, and accompanied by the CFR combined prospectus and pre-listing statement, are being distributed today, 18 November 2013.

Adcock Ingram shareholders are advised that the Circular and the Prospectus will also be available on Adcock Ingram’s website www.adcock.com. Copies of the Circular and the Prospectus may be obtained from the registered office of Adcock Ingram and the financial adviser to Adcock Ingram, details of which are set out in the Circular.

The Circular and the supplement referred to in paragraph 5 below, together with a non-official translation thereof into Spanish will be filed, as required by the Chilean Securities Market Law, with the Superintendencia de Valores y Seguros (“SVS”), with a copy provided to all stock exchanges on which CFR’s shares are currently listed in Chile, and published on CFR’s website http://www.cfr-corp.com.

3. The General Meetings

The Scheme will be put to a vote at a meeting of all holders of shares in Adcock Ingram, other than the holder of Adcock Ingram’s treasury shares, (the “Combined General Meeting”) and at a meeting of the holders of ordinary shares in Adcock Ingram (that is, excluding the A Ordinary Shares and the B Ordinary Shares) other than the holder of Adcock Ingram’s treasury shares, (the “Ordinary General Meeting”), (collectively “the General Meetings”) to be held in the Auditorium at Adcock Ingram’s offices, 1 New Road, Midrand, Gauteng, South Africa at 10h00 in respect of the Combined General Meeting and 10h30, or ten minutes after the conclusion or adjournment of the Combined General Meeting, whichever is the later, in respect of the Ordinary General Meeting, on Wednesday, 18 December 2013.

4. Salient dates and times relating to the Scheme

The salient dates and times will be as follows:

2013

Record date to determine which Adcock Ingram Shareholders are entitled to receive the Circular	Friday, 8 November

Circular issued to Adcock Ingram Shareholders and notice of the General Meetings released on SENS on	Monday, 18 November

Notice convening the General Meetings published in the South African press on	Tuesday, 19 November

Last day to trade Adcock Ingram Ordinary Shares on the JSE in order to be recorded in the Register on the Voting Record Date in order to be eligible to vote at the General Meetings (see note 1 below) on	Friday, 29 November

CFR Pre-emptive rights procedure expected to commence on	Friday, 29 November

Voting Record Date on which Adcock Ingram Shareholders must be recorded in the Register in order to vote at the General Meetings by close of trading (see note 2 below) on	Friday, 6 December

Last date and time to lodge forms of proxy for the Combined General Meeting with the Transfer Secretaries by 10h00 on	Friday, 13 December

Last date and time to lodge forms of proxy for the Ordinary General Meeting with the Transfer Secretaries by 10h30 on	Friday, 13 December

Last date and time for Adcock Ingram Ordinary Shareholders to give notice in terms of section 164 of the Companies Act objecting to the special resolution approving the Scheme at the Combined General Meeting by 10h00 on	Wednesday, 18 December

Last date and time for Adcock Ingram Ordinary Shareholders to give notice in terms of section 164 of the Companies Act objecting to the special resolution approving the Scheme at the Ordinary General Meeting by 10h30, or 10 minutes after the conclusion or adjournment of the Combined General Meeting, whichever is the later on	Wednesday, 18 December

Combined General Meeting to be held at 10h00 on	Wednesday, 18 December
Ordinary General Meeting to be held at 10h30, or 10 minutes after the conclusion or adjournment of the Combined General Meeting, whichever is the later on	Wednesday, 18 December

Results of General Meetings released on SENS on	Wednesday, 18 December

Results of General Meetings published in the South African press on	Thursday, 19 December

If the Scheme is approved by Adcock Ingram Shareholders at the General Meetings:

Last date on which Adcock Ingram Shareholders can require Adcock Ingram to seek court approval in terms of section 115(3)(a) of the Companies Act on	Friday, 27 December

2014

Last date on which Adcock Ingram Shareholders can apply to the Court in terms of section 115(3)(b) of the Companies Act on	Monday, 6 January

Last date for Adcock Ingram to notify shareholders who objected to either of the Scheme Resolutions, of the approval of the Scheme Resolutions on	Monday, 6 January

Outcome of the CFR Capital Increase and the final offer mix and the Relevant Ratio expected to be released on SENS on	Thursday, 16 January

Outcome of the CFR Capital Increase and the final offer mix and the Relevant Ratio expected to be published in the South African press on	Friday, 17 January

If no Adcock Ingram Shareholders exercise their rights in terms of section 115 of the Companies Act:

Scheme Finalisation Date expected to be on or about	Friday, 21 February

Scheme Finalisation Date announcement expected to be released on SENS on or about	Friday, 21 February

Scheme Finalisation Date announcement expected to be published in the South African press on or about	Monday, 24 February

Scheme LDT expected to be by close of trading on	Friday, 28 February

Suspension of listing of Adcock Ingram Ordinary Shares on the JSE expected to be at commencement of trading on	Monday, 3 March

Expected date of the Secondary Listing of CFR and commencement of trading under the JSE code CRF and ISIN: CL0001762831 at the commencement of trade on	Monday, 3 March

An Adcock Ingram shareholder is not entitled during the period from commencement of trade on the first Business Day following the Scheme LDT until the Scheme Implementation Date to sell CFR Shares on the JSE unless a valid election has been submitted by him or on his behalf, in terms of paragraphs 1.3, 2.2 or 3.2 (as relevant) of the section entitled “Action Required by Adcock Ingram Shareholders” commencing on page 10 of the Circular, in which event he shall be entitled to sell no more than that number of CFR Shares equal to the lower of: (a) the number of CFR Shares that he would have received if he had elected to receive the Scheme Consideration in the Relevant Ratio for all his Scheme Shares and (b) the Relevant Number of CFR Shares multiplied by the number of Scheme Shares for which he has elected the Share Consideration	Monday, 3 March to Monday, 10 March

Elections in respect of Scheme Consideration to be received by the Transfer Secretaries by 12h00 on the Business Day prior to the Scheme Record Date, which is expected to be on	Thursday, 6 March

Scheme Record Date expected to be by close of trading on	Friday, 7 March

Scheme Implementation Date expected to be on	Monday, 10 March

Subject to the delayed implementation provisions regulating Deemed Scheme Participants, settlement of the Scheme Consideration expected to occur to Certificated Scheme Participants (if the form of surrender and transfer (blue) and documents of title are received by the Transfer Secretaries on or before 12h00 on the Business Day before the Scheme Record Date) on	Monday, 10 March

Subject to the delayed implementation provisions regulating Deemed Scheme Participants, Dematerialised Scheme Participants expected to have their accounts held at their CSDP or Broker credited with the Scheme Consideration on or about	Monday, 10 March

Delisting of Adcock Ingram Ordinary Shares from the JSE expected to be at the commencement of trade on	Tuesday, 11 March

Notes:

1. The above dates and times are subject to such changes as may be agreed to by Adcock Ingram and CFR (and, to the extent necessary, the TRP, JSE, SVS and other regulatory authorities). Without limiting the aforegoing, if the Conditions Precedent are not fulfilled or waived (as the case may be) by Friday, 21 February 2014, or if the Conditions Precedent are fulfilled or waived (as the case may be) before that date, a revised timetable will be released on SENS and published in the South African press.

2. Adcock Ingram Ordinary Shareholders should note that, as trade in Adcock Ingram Ordinary Shares on the JSE is settled in the electronic settlement system used by Strate, settlement of trades takes place five Business Days after the date of such trades. Therefore, Adcock Ingram Ordinary Shareholders who acquire Adcock Ingram Ordinary Shares on the JSE after Friday, 29 November 2013, being the last day to trade in Adcock Ingram Ordinary Shares so as to be recorded in the Register on the Voting Record Date, will not be entitled to vote at the General Meetings.

3. Adcock Ingram Ordinary Shareholders who wish to exercise their Appraisal Rights are referred to Annexure 13 to the Circular for purposes of determining the relevant timing for the exercise of their Appraisal Rights. The exercise of Appraisal Rights may result in changes to the above salient dates and times and Adcock Ingram Ordinary Shareholders will be notified separately of the applicable dates and times resulting from any such changes.

4. Adcock Ingram Ordinary Shareholders who wish to exercise their right in terms of section 115(3) of the Companies Act, to require the approval of a court for the Scheme, should refer to Annexure 12 to the Circular which includes an extract of section 115 of the Companies Act. Should Adcock Ingram Ordinary Shareholders exercise their rights in terms of section 115(3) of the Companies Act, the dates and times set out above will not be relevant. Adcock Ingram Ordinary Shareholders will be notified separately of the applicable dates and times under this process.

5. Dematerialised Shareholders, other than those with “own name” registration, must provide their CSDP or Broker with their instructions for voting at the General Meetings by the cut-off time and date stipulated by their CSDP or Broker in terms of their respective custody agreements between them and their CSDP or Broker.

6. No dematerialisation or rematerialisation of Adcock Ingram Ordinary Shares may take place from the commencement of business on the Business Day following the Scheme LDT. The Scheme LDT is expected to be on Friday, 28 February 2014.

7. If either of the General Meetings is adjourned or postponed, the above dates and times will change, but the applicable form of proxy submitted for the relevant General Meeting will remain valid in respect of any postponement prior to convening, adjournment or postponement of that General Meeting.

8. Although the above dates and times are stated to be subject to change, such statement may not be regarded as consent or dispensation for any change to time periods which may be required in terms of the Takeover Regulations and the Listings Requirements or other law or regulation, where applicable, and any such consents or dispensations must be specifically applied for and granted.

9. All times referred to in this announcement are references to South African Standard Time.

5. Supplement to the Circular

The Takeover Regulation Panel has requested that at the Combined General Meeting the holders of the A Ordinary Shares and the B Ordinary Shares do not vote those A Ordinary Shares and B Ordinary Shares, respectively. In addition, the Takeover Regulation Panel has requested that the letter of support from Prudential Portfolio Managers (South Africa) (Pty) Ltd be made available for inspection during normal business hours at the registered office of Adcock Ingram from Monday, 18 November 2013 up to and including the date of the General Meetings.

A supplement to the Circular will be distributed to Adcock Ingram Shareholders as soon as possible setting out the above matters.

For Adcock Ingram media enquiries:

Brunswick

Tel: +27 11 502 7300

Carol Roos

+27 72 690 1230

Marina Bidoli

+27 83 253 0478

For CFR media enquiries:

College Hill

Amelia Soares

+27 82 654 9241

Mark Garraway

+27 82 610 1226

Midrand

18 November 2013

Financial Adviser and Sponsor to Adcock Ingram

Deutsche Bank

Legal Adviser to Adcock Ingram in South Africa

Read Hope Phillips Attorneys

Legal Adviser to Adcock Ingram in Chile

Prieto y Cia

Reporting Accountants to Adcock Ingram

EY

Public Relations Adviser to Adcock Ingram

Brunswick

Independent Expert to the Adcock Ingram Board

JPMorgan Chase Bank, N.A. (Johannesburg Branch)

Financial Adviser to CFR

Credit Suisse

Legal Adviser to CFR in South Africa

Bowman Gilfillan Inc.

Legal Adviser to CFR in Chile

Honorato Russi & Eguiguren Limitada

Reporting Accountants to CFR

Deloitte & Touche

Public Relations Adviser to CFR

College Hill

The release, publication or distribution of this announcement in jurisdictions other than South Africa may be restricted by law and, therefore, any persons who are subject to the laws of any jurisdiction other than South Africa should inform themselves about and observe any applicable requirements in those jurisdictions. The information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws and regulations of any jurisdiction other than South Africa.

This announcement is not intended to, and does not, constitute, or form part of, an offer to sell or an invitation to purchase or subscribe for any securities or a solicitation of any vote or approval in any jurisdiction. This announcement does not constitute a prospectus or a prospectus equivalent document. Shareholders are advised to read carefully any formal documentation in relation to the offer. The offer will be made solely through a circular, which will contain the full terms and conditions of the offer. Any decision to accept the Scheme of other response to the proposals should be made only on the basis of the information contained in the circular containing the offer.

This announcement by Adcock Ingram is made in connection an offer for the securities of a South African company Adcock Ingram by means of a Scheme. The offer is subject to disclosure requirements under South African law that are different from those of the United States and Chile. Financial statements included in this announcement have been prepared in accordance with South African accounting standards that may not be comparable to the financial statements of United States or Chilean companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the United States federal securities laws, since Adcock Ingram is located in South Africa, and all of its officers and directors reside outside of the United States. You may not be able to sue Adcock Ingram or its officers or directors in a foreign court, including South African courts, for violations of the Unites States securities laws. It may be difficult to compel Adcock Ingram and its affiliates to subject themselves to a United States court's judgment.

You should be aware that CFR may purchase Adcock Ingram ordinary shares otherwise than under the offer, such as in open market or privately negotiated purchases.